EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our reports dated January 12, 2017 relating to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which reports appear in Urstadt Biddle Properties Inc.’s Annual Report on Form 10-K for the year ended October 31, 2016. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ PKF O’Connor Davies, LLP

New York, New York

June 9, 2017